Exhibit 4.51

Framework Purchase and Supply Agreement

Contract No.:
Signed Place:Jiangning District, Nanjing city

Buyer: CSUN Eurasia Energy System

(hereinafter refered to as:CSUN or Buyer)

Address: İstanbul Endüstri ve Ticaret Serbest Bölgesi Akif Kopuz Caddesi

T-10 parsel, B Blok, 1.Kat,Aydı

Contact person: Asya Koçak

Tel: 216.394 08 20

Seller: China Sunergy(Nanjing) Co.,Ltd

(hereinafter refered to as ________ or Seller)

Address: No.123 West Focheng Road, Jiangning,Nanjing 211100,China

Contact person: Irene Yu

In accordance with the principle of good faith and mutualbenifit, and according to the General Terms and Conditions For Purchase Contract of CSUN (Annex 1), both parties come to this contract for purchase solar cell ( hereinafter refered to as Goods),the contend of the contract are as follows:

1. Product Name, Type, Quantity, Unit Price, Total Price

Buyer will purchase 1,500,000 pieces of semi-finished solar module in 2013 from seller .The price, quantity and payment term shall be specified in respective purchase order mutually accepted and confirmed in writing between the parties hereto.

2. Valid Period

This contract will keep effectiveness for one year, from the effective day to December 31, 2013.

3. Delivery, Package and Transportation Method

3.1	Delivery method: within the valid period of the contract, Seller shall supply and deliver the goods hereunder in accordance with the terms and conditions specified in the Purchase Order mutually accepted and confirmed in writing between the parties hereto.
3.2	Delivery place: the place designated by. Purchase Order
3.3	Package and Transportation Method: Article 2 of Annex 1 shall apply.

4. Payment terms

Seller shall supply and deliver the goods hereunder in accordance with the terms and conditions specified in the Purchase Order mutually accepted and confirmed in writing between the parties hereto. The Buyer will pay the Goods within 30 days after receipt of the Commercial Invoice provided by Seller.

5 Miscellaneous

5.1 The Sales Contract shall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed and sealed by Seller and Buyer.

5.2 Seller and Buyer shall send the original copies of the contract to each other within three working days after signed the contract. The facsimile copy has the equal effectiveness as the original copy.

5.3 The annex documents are integral parts of this contract, each page shall be stamped or signed by both parties. This contract has prior effectiveness, where there is no agreed terms by both parties in the contract, the General Terms and Conditions For Purchase Contract of CSUN(Annex 1) shall apply.

5.4 The Agreement is written in both English and Chinese and both languages shall be equally authentic. In case of any discrepancy between two languages, the English version shall prevail.

Buyer: CSUN Eurasia Energy System	Seller: China Sunergy (Nanjing) Co.,Ltd

Seal:	Seal:
Signature:	Signature:
/s/ CSUN Eurasia Energy Systems Industry and Trade Inc.	/s/ China Sunergy (Nanjing) Co.,Ltd
Date:	Date: